UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 10, 2003

ICT GROUP, INC.

(Exact name of registrant specified in Charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-20807 (Commission File Number)	23-2458937 (I.R.S. Employer Identification No.)

100 Brandywine Boulevard Newtown, PA (Address of principal executive offices)	18940 (Zip Code)

Registrant’s telephone, including area code:    (267) 685-5000

Not Applicable

(Former name and former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Exhibit Title

99	Press Release by the Registrant, dated July 10, 2003, furnished in accordance with Item 12 of this Current Report on Form 8-K

Item 9. Regulation FD Disclosure.

On July 10, 2003, the Registrant issued a press release announcing the Registrant’s reduction of its accrual for its pending West Virginia class action litigation which will be reflected in the Registrant’s financial results for the quarter ended June 30, 2003 and updating the guidance previously provided for the second quarter and second half of 2003. The Registrant is furnishing the press release as Exhibit 99 to this report.

Use of Non-GAAP Financial Information

To supplement its consolidated financial statements presented in accordance with GAAP, the Registrant uses non-GAAP measures of operating results, net income and/or net income per share, adjusted from results based on GAAP, to exclude certain income and expenses. Non-GAAP adjustments are provided to enhance the user’s overall understanding of the Registrant’s current financial performance and its prospects for the future. Specifically, the Registrant believes the non-GAAP results provide useful information to both management and investors by excluding certain income and expenses that it believes are not indicative of the Registrant’s core operating results. In addition, the Registrant has historically reported similar non-GAAP guidance and results to the investment community, and, as a result, believes the inclusion of non-GAAP presentations provides consistency in its financial reporting. Further, the non-GAAP results are one of the primary indicators management uses for planning and forecasting future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

The information set forth under this “Item 9. Regulation FD Disclosure” is furnished under “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release No. 33-8216. Such information (including the exhibit) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing made by the Registrant pursuant to the Securities Act of 1933, as amended, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2003

By:	/s/ JOHN J. BRENNAN
Name: Title:	John J. Brennan President and Chief Executive Officer